Exhibit 99.1

[Willow Grove Bancorp, Inc. Letterhead]




Press Release                          FOR IMMEDIATE RELEASE
                                       Contact:  Frederick A. Marcell Jr., CEO
                                       Christopher E. Bell, CFO
                                       Telephone:  215-646-5405

          WILLOW GROVE BANCORP, INC. ANNOUNCES
 FOURTH QUARTER AND YEAR-END RESULTS, AND INCREASES CASH
                     DIVIDEND 10%


     Maple Glen, Pennsylvania - (July 28, 2004) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.5 million, or $0.16 diluted earnings per share, for the quarter ended June 30, 2004. This compares to net income of $1.8 million, or $0.17 diluted earnings per share, for the quarter ended June 30, 2003. Net income for the fiscal year ended June 30, 2004 was $6.1 million, or $0.62 diluted earnings per share compared to net income of $7.5 million, or $0.71 diluted earnings per share, for the prior year ended June 30, 2003. Mr. Frederick
A. Marcell Jr., President and CEO of the Company stated: "I'm pleased to report the results of our second year as a fully converted stock company. The historically low interest rate environment that prevailed presented many challenges. We were proactive in our response and, while we saw the effect of some compression of our net interest spread and margin, we continued to grow in line with our strategic business plan, increased our fee income and moderated our non-interest expense. Of particular note is our continued growth in core deposits as well as in new retail customers. The Bank will proudly celebrate its 95th anniversary in October 2004. As a result of our commitment to customers and our community, we are well poised for the future. Reflecting my confidence, our Board of Directors is announcing a 10% increase in the cash dividend."

     The Company's total assets amounted to $921.6 million at June 30, 2004, an increase of $76.5 million, or 9.0% from June 30, 2003. The increase in assets primarily resulted from an increase in loans of $110.4 million, or 26.7%. The increase in loans due in part to the purchase of wholesale loan packages totaling $45.9 million in newly originated single-family residential loans. In addition to these purchases of single-family residential mortgage loans for our portfolio, we increased our originations of commercial real estate and multi-family residential mortgage loans, construction loans and home equity loans. As a result, our single-family residential mortgage loans increased by $49.2 million, or 37.3%, commercial real estate and multi-family residential loans increased $25.0 million, or 16.0%, construction loans increased $20.8 million, or 57.5%, and home equity loans increased $18.9 million, or 25.8%, at June 30, 2004 compared to June 30, 2003. Partially offsetting these increases were declines of $2.9 million, or 13.9% in commercial business loans, and $646,000, or 27.8% in consumer loans at June 30, 2004 compared to June 30, 2003. Securities available-for-sale and held to maturity increased a combined $23.5 million, or 7.6% at June 30, 2004 compared to June 30, 2003. Total liabilities amounted to $817.8 million at June 30, 2004, an increase of $89.8 million from June 30, 2003. Deposits increased $16.5 million, or 2.8%, to $603.1 million at June 30, 2004. The Company's core deposits, comprised of saving, checking and money market accounts, increased $36.7 million, or 12.8%, to $323.6 million at June 30, 2004 compared to June 30, 2003.

     The $73.6 million, or 55.5% increase in borrowings from June 30, 2003 to June 30, 2004 was directly related to a decrease of $20.3 million, or 6.8% in certificates of deposit as we utilized additional advances from the Federal Home Loan Bank to extend liability maturities at a lower cost compared to retail deposits of similar duration as well as certain "match fundings" of securities purchased in our efforts to enhance revenue. Total stockholders' equity decreased $13.4 million to $103.8 million at June 30,2004. The change in stockholders' equity was primarily the result of the repurchase of 853,166 shares of Company stock in the open market during the fiscal year at an aggregate cost of $14.0 million, or an average of $16.46 per share. We completed our initial 10% stock repurchase program in September 2003 and have purchased 376,300 shares of 511,565 authorized shares under our current 5% stock repurchase program.

     Net interest income for the three-months and fiscal year ended June 30, 2004 was $6.4 million, and $25.6 million, respectively. This compares to $6.3 million and $27.7 million in net interest income for the prior year comparable periods. For the three-months ended June 30, 2004, net interest income increased primarily as a result of increased balances in average interest-earning assets, primarily due to increases in our loans and securities portfolios, which more than offset the reduction in average yield on interest-earning assets. For the fiscal year ended June 30, 2004, net interest income declined primarily as a result of the reduction in interest income, which was greater than the reduction in interest expense. The increases that we made in our holdings of loans and securities during the year were not fully reflected in the average balances for the fiscal year.

     The Company's net interest margin decreased eight basis points and 38 basis points, respectively, to 3.07% and 3.17%, respectively, for the three and twelve months ended June 30, 2004 compared to the fourth quarter and fiscal year ended June 30, 2003. The decrease in net interest margin for the fiscal 2004 periods was primarily the result of a decline in the ratio of average interest-earning assets to average interest-bearing liabilities. The decline in net interest margin during the fourth quarter of fiscal 2004 was partially the result of our determination to accumulate additional liquidity in anticipation of certain purchases of mortgage-backed securities which occurred late in the fourth quarter. On a linked quarter basis, we anticipate that our net interest margin will again increase in the quarter ending September 30, 2004.

          The Company's provision for loan losses decreased $76,000 to $96,000 for the three months ended June 30, 2004 compared to $172,000 for the corresponding prior fiscal year period. The provision for the three months ended June 30, 2004 was supplemented by net recoveries of $74,000. For the fiscal year ended June 30, 2004, the provision for loan losses decreased $608,000, or 58.8% to $426,000 compared to $1.0 million for the similar prior fiscal year period. The decrease in provision for the three-month and fiscal year ended June 30, 2004 compared to the similar prior fiscal year periods was primarily related to decreases in classified loans and an overall improvement in loan quality. Classified assets decreased $10.3 million, or 77.4% to $3.0 million at June 30, 2004 compared to $13.3 million at June 30, 2003. At June 30, 2004, our ratio of non-performing loans to total loans was 0.62% compared to 0.88% at June 30, 2003. The ratio of our allowance for loan losses to non-performing loans at June 30, 2004 was 157.94% compared to 143.88% at June 30, 2003.
The Company's allowance for loan losses amounted to $5.2 million at June 30, 2004 compared to $5.3 million at June 30, 2003.

     Non-interest income decreased $555,000, or 36.3% to $975,000 for the three-month period ended June 30, 2004 compared to $1.5 million for the similar prior fiscal year period. Non-interest income increased $491,000, or 14.1% to $4.0 million for the fiscal year 2004 compared to $3.5 million for the fiscal 2003. For the three months ended June 30, 2004 the decrease in non-interest income compared to the fourth quarter of fiscal 2003 primarily reflects the absence of gains on loan sales. For the 2004 fiscal, non-interest income increased over fiscal 2003 primarily as a result of increases in service charges, fees and the cash surrender value of bank owned life insurance. During the three months ended June 30, 2004, partially due to our recently implemented Overdraft Protection Plan ("OPP"), service charges and fees increased $139,000, or 29.5% to $610,000 compared to the fourth quarter of fiscal 2003. During the 2004 fiscal year, service charges and fees increased $499,000, or 27.4% to $2.3 million. The increases in service charges for the three and twelve-month periods were primarily the result of OPP, increased retail sales of annuities and loan prepayment penalties.

         Non-interest expense increased $52,000, or 1.0% to $5.1 million for the three-month period ended June 30, 2004 compared to $5.0 million for the similar prior year period. Non-interest expense increased $1.3 million, or 7.0% to $20.4 million for the fiscal year ended June 30, 2004 compared to $19.1 million for fiscal 2003. Increases for the three and twelve month periods ended June 30, 2004 were primarily a result of increases in compensation and benefits expense. The increases in compensation and benefits expense were due in part to the appreciation in the market value of our common stock which increased the costs recognized in fiscal 2004 by our Employee Stock Ownership Plan ("ESOP") and Recognition and Retention Plans ("RRP"). The
Company's ESOP expense increased $5,000 and $214,000, or 1.9% and 25.9% respectively, for the quarter and fiscal year ended June
30, 2004 compared to the similar prior year periods. RRP expense increased $9,000 and $241,000, to $201,000 and $741,000 respectively, or 4.9% and 48.2% respectively, for the quarter and fiscal year ended June 30, 2004 compared to RRP expense of $192,000 and $500,000 for the quarter and fiscal year ended June
30, 2003. In addition to market price appreciation of the Company's common stock, our RRP expense increased as a result of the full year impact of RRP grants made during the fiscal year ended June 2003. Non-interest expenses also increased in fiscal
2004 due to the operation of our 14th banking office for the full fiscal year. This new retail office increased our compensation costs by $143,000 and increased occupancy costs by $69,000 compared to fiscal 2003. Professional fees increased $71,000 and $280,000, or 107.6% and 61.4%, respectively, during the quarter and fiscal year ended June 30, 2004 compared to similar prior fiscal year periods. Increases in professional fees were due primarily to costs related to the Company's review of potential expansion opportunities and general corporate matters.

      The Company also announced that its Board of Directors, at its July 27, 2004 meeting, declared a $0.11 cash dividend on each share of common stock of the Company payable on August 20, 2004 to stockholders of record at the close of business on August 6, 2004.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties. Additional information is available at: www.willowgrovebank.com.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2003, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

                   WILLOW GROVE BANCORP, INC.

          (Unaudited Selected Financial and Other Data)


                                        At June 30, 2004        At June 30, 2003
                                      ---------------------------------------------
Selected Financial Condition Data:    (Dollars in thousands, except per share data)
----------------------------------
Total assets                                 $921,592                $845,124
Cash and cash equivalents                      39,445                  98,040
Loans receivable, net                         524,189                 413,799
Loans held for sale                             1,136                   5,293
Securities available-for-sale                 234,207                 291,885
Securities held to maturity                    98,513                  17,320
Deposits                                      603,115                 586,643
FHLB advances                                 206,168                 132,557
Stockholders' equity                          103,776                 117,130
Book value per diluted common share             10.77                   11.20

                                                   Three Months Ended                               Twelve Months Ended
                                     ---------------------------------------------   ---------------------------------------------
                                           June 30, 2004       June 30, 2003                  June 30, 2004     June 30, 2003
                                     ---------------------------------------------   ---------------------------------------------
Selected Operating Statement Data:   (Dollars in thousands, except per share data)   (Dollars in thousands, except per share data)
----------------------------------
Interest income                               $10,179             $10,673                        $40,628           $46,445
Interest expense                                3,771               4,365                         15,074            18,746
Net interest income                             6,408               6,308                         25,554            27,699
Provision for loan losses                          96                 172                            426             1,034
Total non-interest income                         975               1,530                          3,983             3,492
Total non-interest expense                      5,099               5,047                         20,390            19,058
Income tax expense                                652                 806                          2,610             3,610
Net income                                      1,536               1,813                          6,111             7,489
Diluted earnings per share                       0.16                0.17                           0.62              0.71

Selected Other Data:
--------------------
Average yield interest-earning assets (1)(2)     4.84  %             5.30 %                         5.02  %           5.92  %
Average cost interest-bearing liabilities (1)    2.19                2.71                           2.30              3.01
Average interest rate spread (1)(2)              2.65                2.59                           2.72              2.91
Return on average assets (1)                     0.71                0.87                           0.73              0.93
Return on average equity (1)                     5.71                6.02                           5.56              6.10
Net interest margin (1)(2)                       3.07                3.15                           3.17              3.55
Ratio of non-performing assets
     to total assets at period end               0.40                0.48                           0.40              0.48
Ratio of non-performing loans
     to total loans at period end                0.62                0.88                           0.62              0.88
Ratio of allowance for loan loss
      to total loans at period end               0.99                1.27                           0.99              1.27
Ratio of allowance for loan loss
      to non-performing loans at period end    157.94              143.88                         157.94            143.88
Efficiency ratio                                69.06               64.39                          69.03             61.10
Full service banking offices at period end         14                  14                             14                14

____________________________________________
(1)  Annualized for the three and twelve months ended June 30, 2004 and 2003
(2) The yield on municipal securities has been adjusted to a tax-equivalent basis.

                   WILLOW GROVE BANCORP, INC.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management uses these non-GAAP measures in its analysis of the Company's performance. These non-GAAP measures consist of adjusting the yield on tax-exempt municipal securities to a tax-equivalent basis. Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company's core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.


               Consolidated, Condensed Statements of Financial Condition

   (Dollars in thousands)                  At June 30, 2004   At June 30, 2003
   -----------------------------           ----------------   ----------------
   Assets:
     Total cash and cash equivalents             $  39,445          $  98,040
     Securities:
       Available for sale                          234,207            291,885
       Held to maturity                             98,513             17,320
     Loans, net                                    524,189            413,799
     Loans held for sale                             1,136              5,293
     Other assets                                   24,102             18,787
                                                 ---------          ---------
   Total assets                                  $ 921,592          $ 845,124
                                                 =========          =========
   Liabilities and stockholders' equity:
     Deposits                                    $ 603,115          $ 586,643
     Federal Home Loan Bank advances               206,168            132,557
     Other liabilities                               8,533              8,794
     Total stockholders' equity                    103,776            117,130
                                                 ---------          ---------
   Total liabilities and stockholders' equity    $ 921,592          $ 845,124
                                                 =========          =========





                     Consolidated, Condensed Statements of Operations

                                For the Three Months Ended   For the Twelve Months Ended

                                            June 30,                    June 30,
                                     ---------------------       ---------------------
(Dollars in thousands)                  2004       2003             2004       2003
--------------------------------     ---------------------       ---------------------
Total interest income                $ 10,179   $ 10,673         $ 40,628   $ 46,445
Total interest expense                  3,771      4,365           15,074     18,746
                                     ---------  ----------       ---------  ----------
Net interest income                     6,408      6,308           25,554     27,699
Provision for loan losses                  96        172              426      1,034
                                     ---------  ----------       ---------  ----------
Non-interest income:
 Service charges and fees                 610        471            2,322      1,823
 Realized gain on sale of loans           167        643              627      1,194
 Realized gain on sale of securities      128      1,076              796      1,712
 Other non-interest income                 70       (660)             238     (1,237)
                                     ---------  ----------       ---------  ----------
  Total non-interest income               975      1,530            3,983      3,492
                                     ---------  ----------       ---------  ----------
Non-interest expense:
 Compensation and employee benefits     3,173      3,240           12,695     11,915
 Occupancy                                390        392            1,525      1,463
 Professional fees                        137         66              736        456
 Other expense                          1,399      1,349            5,434      5,224
                                     ---------  ----------       ---------  ----------
  Total non-interest expense            5,099      5,047           20,390     19,058
                                     ---------  ----------       ---------  ----------
Income before income taxes              2,188      2,619            8,721     11,099
Income tax expense                        652        806            2,610      3,610
                                     ---------  ----------       ---------  ----------
Net Income                            $ 1,536    $ 1,813          $ 6,111    $ 7,489
                                     =========  ==========       =========  ==========

                                   WILLOW GROVE BANCORP, INC.



                                               Average Balance Sheet For The Three Months Ended
                                       ---------------------------------------------------------------
(Dollars in thousands)                         June 30, 2004                   June 30, 2003
------------------------------------   ------------------------------ --------------------------------
                                        Average             Average     Average              Average
                                        Balance   Interest  Yield/Co    Balance   Interest  Yield/Cost
                                       --------- ---------  --------- ----------  --------  ----------
Total loans                            $ 495,429 $  7,434      6.02%  $  458,890  $ 7,758      6.77%
Securities - taxable                     276,033    2,410      3.51      265,456    2,577      3.89
Securities - nontaxable - adjusted to a
 taxable equivalent yield                 18,505      287      6.24       17,380      275      6.35
Other interest- earning assets            61,152      127      0.84       71,655      142      0.79
                                       --------- --------             ----------  -------
Total interest- earning assets           851,119   10,258      4.84      813,381   10,752      5.30
Total deposits                           517,285    2,113      1.64      511,188    2,956      2.32
Total borrowings                         174,420    1,658      3.82      136,028    1,409      4.15
                                       --------- --------             ----------  -------
Total interest- bearing liabilities      691,705    3,771      2.19      647,216    4,365      2.71
                                                 --------   -------               -------   -------
Net interest income/net interest spread          $  6,487      2.65%              $ 6,387      2.59%
                                                 ========   =======               =======   =======
Net interest margin(1)                                         3.07%                           3.15%
                                                            =======                         =======
Ratio of average interest-earning assets
 to average interest-bearing liabilities                     123.05%                         125.67%
                                                            =======                         =======
Tax equivalent adjustments                       $     79                         $    79
                                                 ========                         =======
Net interest margin, no tax adjustment                         3.03%                           3.11%
                                                            =======                         =======


                                               Average Balance Sheet For The Twelve Months Ended
                                       ---------------------------------------------------------------
(Dollars in thousands)                         June 30, 2004                   June 30, 2003
------------------------------------   ------------------------------ --------------------------------
                                        Average             Average     Average              Average
                                        Balance   Interest  Yield/Co    Balance   Interest  Yield/Cost
                                       --------- ---------  --------- ----------  --------  ----------
Total loans                            $ 458,032  $ 29,123     6.36%  $  465,351  $ 33,167     7.13%
Securities - taxable                     290,705    10,307     3.55      268,923    12,136     4.51
Securities - nontaxable - adjusted to a
 taxable equivalent yield                 18,024     1,143     6.34       17,325     1,090     6.29
Other interest- earning assets            48,430       372     0.77       38,789       378     0.97
                                       ---------  --------            ----------  --------
Total interest- earning assets           815,191    40,945     5.02      790,388    46,771     5.92

Total deposits                           506,215     9,277     1.83      489,766    12,809     2.62
Total borrowings                         149,955     5,797     3.87      132,307     5,937     4.49
                                       ---------  --------            ----------  --------
Total interest- bearing liabilities      656,170    15,074     2.30      622,073    18,746     3.01
                                                  --------   ------               --------  -------
Net interest income/ net interest spread          $ 25,871     2.72%              $ 28,025     2.91%
                                                  ========   ======               ========  =======
Net interest margin(1)                                         3.17%                           3.55%
                                                             ======                         =======
Ratio of average interest- earning assets
 to average interest-bearing liabilities                     124.23%                         127.06%
                                                             ======                         =======
Tax equivalent adjustments                        $    317                        $    326
                                                  ========                        ========
Net interest margin, no tax adjustment                         3.13%                           3.50%
                                                             ======                         =======



____________________________________________
(1) Net interest margin equals net interest income divided by average interest-earning assets.

                          WILLOW GROVE BANCORP, INC.





Loan Portfolio                                                At                            At
                                                        June 30, 2004                 June 30,2003
                                                     ------------------------    ------------------------
                                                                Percentage of               Percentage of
(Dollars in thousands)                                 Amount       Total          Amount       Total
---------------------------------------------------- ---------- -------------    ---------- -------------
Mortgage loans:
  Single-family residential                           $ 181,049    34.15 %        $ 131,821    31.40 %
  Commercial real estate and multi-family residential   180,881    34.12            155,892    37.14
  Construction                                           57,014    10.75             36,191     8.62
  Home equity                                            91,848    17.32             72,990    17.39
                                                        -------    -----            -------    -----
    Total mortgage loans                                510,792    96.35            396,894    94.55
  Consumer loans                                          1,678     0.32              2,324     0.55
  Commercial business loans                              17,686     3.33             20,549     4.90
                                                        -------    -----            -------    -----
Total loans receivable                                  530,156   100.00 %        $ 419,767   100.00 %

  Allowance for Loan Losses                              (5,220)                     (5,312)
  Deferred loan fees                                       (747)                       (656)
                                                        -------                     -------
Loans receivable, net                                 $ 524,189                   $ 413,799
                                                        =======                     =======





Deposits                                                      At                            At
                                                        June 30, 2004                 June 30,2003
                                                     ------------------------    ------------------------
                                                                 Percent of                  Percent of
(Dollars in thousands)                                 Amount       Total          Amount       Total
---------------------------------------------------- ---------- -------------    ---------- -------------
Savings accounts                                      $  91,879    15.2 %         $ 86,447     14.7 %
Money market accounts                                    37,232     6.2             37,531      6.4
Certificates of deposit                                 279,534    46.4            299,794     51.1
Interest-bearing checking accounts                      118,946    19.7             93,290     15.9
Non-interest-bearing checking accounts                   75,524    12.5             69,581     11.9
                                                        -------   -----            -------    -----
 Total                                                $ 603,115   100.0 %         $586,643    100.0 %
                                                        =======   =====            =======    =====


















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